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                   CENTENNIAL CELLULAR CORP. AND SUBSIDIARIES
                              EXHIBIT TO FORM 10-Q

               For the Three Months Ended August 31, 1998 and 1997

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                  (Amounts in thousands, except per share data)


                                                                                         Three Months Ended
                                                                            ----------------------------------------------
                                                                              August 31,                    August 31,
                                                                                 1998                          1997
                                                                            ---------------               ----------------
                                                                                           (Unaudited)
Net Income (Loss)                                                        $           5,655             $           (6,786)
Preferred stock dividends                                                           (4,113)                        (4,113)
                                                                            ---------------               ----------------
Income (loss) applicable to common shares                                $           1,542             $          (10,899)
                                                                            ===============               ================

Average number of common shares and common
      share equivalents outstanding
         Average number of common shares
         outstanding during this period                                         25,629,000                     26,860,000
        Add common share equivalents - Options
         to purchase common shares - net                                           661,000                        304,000
                                                                            ---------------               ----------------
Average number of common shares and common
      share equivalents outstanding                                             26,290,000 (A)                 27,164,000 (A)
                                                                            ===============               ================

Earnings (loss) per common share                                         $             .06 (A)         $             (.40)(A)
                                                                            ===============               ================


(A) In accordance with SFAS 128, the inclusion of common share equivalents in the computation of earnings per share need not be considered if the reduction of earnings per share is anti-dilutive. Therefore, loss per common share and common share equivalents as shown on the Consolidated Statements of Operations for the periods presented do not include certain common share equivalents as their effect is anti-dilutive.


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